Exhibit 99

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	November 6, 2009
(218) 628-2217
IKONICS REPORTS THIRD QUARTER RESULTS
DULUTH, MN — IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, reported sales for the third quarter of 2009 of $3,921,000, a 2.3% increase over the third quarter of 2008, and a 3.5% increase over the second quarter of 2009. Excluding the previously disclosed $919,000 write off of an investment in Imaging Technology International (iTi), pre-tax earnings for the third quarter of 2009 were $320,000, up 48% over pre-tax earnings for the second quarter of 2009 and up 9.6% compared to the third quarter of 2008. Pre-tax loss for the third quarter of 2009 was $599,000 and the net loss for the quarter was $709,000, or $0.36 per share. This is IKONICS’ second consecutive quarter of sales growth, and management believes the recession may be weakening. At the end of the 2009 third quarter, the company’s cash and short term investment position had increased to $1,578,000.
The recession was a contributing factor to IKONICS’ third quarter write off of its $919,000 investment in iTi, as iTi was unable to refinance its debt and has ceased operations.
Bill Ulland, IKONICS CEO, said, “The write off and the loss of iTi as a supplier for our DTX printers is certainly an unwelcomed event. However, we believe we have viable options to replace iTi as our supplier of printers and hope to be in the market with this technology in the first half of 2010. I am pleased that our sales are improving and particularly gratified by the progress of our IKONICS Acoustics and Photo-Machining initiatives, both of which are showing good sales. We are also in the process of doubling our Photo-Machining manufacturing capacity,” said Ulland.
This press release contains forward-looking statements regarding sales, gross profits, net earnings, and new products and businesses that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, the ability to control costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months and Nine Months Ended September 30, 2009 and 2008

	Three Months Ended		Nine Months Ended
	09/30/09	09/30/08	09/30/09	09/30/08
Net sales	$3,920,663	$3,832,783	$11,270,376	$11,943,690
Cost of goods sold	2,337,757	2,178,597	6,825,654	6,798,858

Gross profit	1,582,906	1,654,186	4,444,722	5,144,832
Operating expenses	1,266,276	1,406,983	3,906,972	4,311,623

Income from operations	316,630	247,203	537,750	833,209
Gain on sale of investment	—	24,550	29,762	24,550
Loss on investment	(918,951)	—	(918,951)	—
Interest income	3,070	19,890	5,190	87,262

Income (loss) before income taxes	(599,251)	291,643	(346,249)	945,021
Income tax expense	110,134	53,810	163,253	243,113

Net income (loss)	$(709,385)	$237,833	$(509,502)	$701,908

Earnings per common share-diluted	$(0.36)	$0.11	$(0.26)	$0.34

Average shares outstanding-diluted	1,967,057	2,073,925	1,975,911	2,070,134
CONDENSED BALANCE SHEETS
As of September 30, 2009 and December 31, 2008

	09/30/09	12/31/08
	(Unaudited)
Assets
Current assets	$5,920,080	$5,562,130
Property, plant and equipment, net	5,345,301	5,602,063
Investment in non-marketable equity securities	—	918,951
Intangible assets	357,619	403,285

	$11,623,000	$12,486,429

Liabilities and Stockholders’ Equity
Current liabilities	$627,682	$909,789
Deferred income taxes	178,000	143,000
Long term debt	—	—
Stockholders’ equity	10,817,318	11,433,640

	$11,623,000	$12,486,429

CONDENSED STATEMENTS OF CASH FLOW (Unaudited)
For the Nine Months Ended September 30, 2009 and 2008

	9/30/09	9/30/08
Net cash provided by operating activities	$857,258	$1,009,363
Net cash provided by (used in) investing activities	(657,289)	621,926
Net cash used in financing activities	(123,844)	(380,181)

Net increase in cash and cash equivalents	76,125	1,251,108
Cash and cash equivalents at beginning of period	901,738	1,230,020

Cash and cash equivalents at end of period	$977,863	$2,481,128